Exhibit 10.3

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of March 24, 2016 by and between Banc of California, Inc., a Maryland corporation (the “Company” and, together with its subsidiaries and affiliates, including Banc of California, N.A. (the “Bank”), “Employer”), and James J. McKinney (“Employee”).

WHEREAS, Employer and Employee are parties to that certain Employment Agreement dated effective as of July 29, 2015 pursuant to which Employee became employed, initially, as Chief Accounting Officer of the Company and the Bank (the “Prior Agreement”);

WHEREAS, Employee was thereafter appointed to serve as the Chief Financial Officer of the Company and the Bank, effective as of November 15, 2015; and

WHEREAS, Employer now desires to employ Employee, and Employee now desires to be employed by Employer, upon the terms and subject to the conditions set forth herein, which terms and conditions shall supersede and replace the Prior Agreement effective as of the Commencement Date, as defined below.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereby agree as follows:

1. Employment. Employer hereby agrees to employ Employee, and Employee hereby accepts employment with Employer upon the terms and conditions herein set forth.

2. Term. The term of employment under this Agreement shall begin on April 1, 2016 (the “Commencement Date”) and shall expire on April 1, 2018 (the “Term End Date”), unless terminated sooner as hereinafter provided or unless extended as provided in the next sentence. Commencing on the Term End Date, and on each annual anniversary of such date (such date and each annual anniversary thereof, the “Renewal Date”), unless previously terminated, the term of this Agreement shall be extended for one additional year, unless either party notifies the other party at least ninety (90) days prior to the applicable Renewal Date that the term shall not be so extended. Reference herein to the term hereunder shall refer to both the initial term and any extended term hereunder.

3. Duties. During the term of this Agreement:

(a)	Employee shall be employed by Employer on a full-time basis as Executive Vice President with such authority, duties and responsibilities as reasonably may be assigned to Employee by Employer from time to time, which shall initially consist of the position as Chief Financial Officer reporting directly to the Chief Executive Officer of the Company, and shall perform such other duties and responsibilities on behalf of Employer and its affiliates as reasonably may be directed by the Board of Directors of the Company (the “Board”); and

(b)	Employee shall devote his full business time, energy, and skill to the business of Employer and to the promotion of Employer’s best interests, except for vacations and absences made necessary because of illness.

4. Compensation. During the term of this Agreement:

(a)	Employee shall be paid a base salary at the rate of $500,000 per annum (“Annual Base Salary”), payable in accordance with Employer’s normal payroll practices (but not less frequently than monthly), as such practices may be determined from time to time, and subject to customary tax withholdings. The Compensation Committee of the Board (the “Committee”) will review the Annual Base Salary at least annually and, in its discretion, may increase such salary.

(b)	Employee shall be eligible to receive an annual bonus, determined in the sole discretion of the Committee (“Annual Bonus”), with respect to each fiscal year during the term, with an annual target bonus equal to 100% of the Annual Base Salary in effect as of the beginning of such fiscal year (the “Target Bonus”); provided, however, that the actual Annual Bonus may be higher or lower than the Target Bonus and shall be prorated for any partial year.

(c)	Employee shall be eligible for additional or special compensation, such as equity awards, incentive pay or bonuses, based upon Employee’s performance as the Committee may in its discretion from time to time determine. Any amounts payable under this Section 4(c) that constitute “nonqualified deferred compensation” within the meaning of Section 409A (as defined in Section 14(a)) shall be subject to such terms or conditions that satisfy the applicable requirements of Section 409A.

All such payments, and any other compensation provided by Employer to Employee, whether under this Agreement or otherwise, will be subject to such deductions and clawback (recovery) as may be required to be made pursuant to law, government regulation, order, stock exchange listing requirement (or any policy of Employer adopted pursuant to any such law, government regulation, order or stock exchange listing requirement) or by agreement with, or consent of, Employee.

5. Automobile and Other Expenses. During the term of this Agreement, Employer shall lease and allow Employee use of, one (1) new-condition Chevy Volt or such other automobile as determined in the discretion of the Company (the “Automobile”). Employee shall be solely responsible for all fuel, maintenance and other similar charges associated with Employee’s personal non-business use of the Automobile. Employee shall obtain and constantly maintain in good standing, at Employer’s expense, a comprehensive automobile liability policy in a form reasonably acceptable to Employer (the “Policy”). Employee shall cause the insurance provider of the Policy to list Employer as an additional insured and Employee shall provide Employer with a certificate evidencing the Policy. Any damage or liability caused or associated with Employee’s use of the Automobile shall be the sole responsibility of Employee. At the conclusion of the term of this Agreement or the expiration of the lease of the Automobile, whichever occurs first, Employee shall promptly return the Automobile to Employer in good condition, normal wear and tear excepted. Employee shall be reimbursed for other expenses incurred in connection with Employer’s business in accordance with Employer’s expense reimbursement policy for senior executives.

6. Benefits. Employee shall be entitled to participate in such life insurance, medical, dental, pension, supplemental disability, retirement plans and other programs as may be approved from time to time by Employer for the benefit of its executive employees.

7. Flexible Time Off. Employee shall be entitled to take off as much time as needed or as appropriate (“FTO”), consistent with his professional responsibilities and business needs; provided that Employee is meeting his work responsibilities; and provided, further, that he is demonstrating a level of commitment and conscientiousness that is sufficient to satisfy his professional responsibilities to Employer. Employee will receive his usual base salary during approved FTO unless Employee is on an extended leave that is unpaid pursuant to Employer’s employee handbook or applicable law (e.g., FMLA, CFRA or other extended leave). Because FTO is not an accrued benefit, Employee will not be eligible for a payout of FTO at the time of separation from Employer, regardless of the reason for the separation.

8. Termination.

(a)	Employee’s employment with Employer shall automatically be terminated (i) by reason of Employee’s death or (ii) by reason of Employee’s becoming permanently disabled for purposes of Employer’s long-term disability program.

(b)	Employer may terminate Employee’s employment hereunder for any reason, with or without Cause, at any time upon notice to Employee, but any termination by Employer other than termination with Cause shall not prejudice Employee’s right to compensation or other benefits under this Agreement.

(c)

Employee may terminate his employment hereunder without Good Reason at any time upon sixty (60) days’ prior written notice to Employer. Given the importance of Employee’s position with Employer, Employee’s access to and use of confidential information, and the irreparable harm that Employee’s departure would likely cause to Employer, its customer relationships, and its business opportunities, Employee agrees that, during the period (the “Notice Period”) commencing on the date on which Employer receives notice of Employee’s termination of his employment without Good Reason (the “Notice Date”) and ending on the earlier of (i) sixty (60) days following the Notice Date and (ii) such earlier date as designated by Employer (the “Separation Date”), Employee shall remain an employee of Employer and shall not be free to begin an employment relationship with another entity, absent Employer’s authorized written consent. During the Notice Period, Employer shall continue to pay

Employee a base salary in accordance with its regular salary practices and Employee shall be entitled to participate in Employer’s benefit plans to the extent permitted by such plans and applicable law. During the Notice Period, Employer reserves the right to (A) change or remove any of Employee’s duties, (B) require Employee to remain away from Employer’s premises, and/or (C) take such other action as determined by Employer to aid and assist in the transition process associated with Employee’s departure. During the Notice Period, Employee shall continue to act in a manner consistent with this Agreement and his duty of loyalty to Employer. Employer may waive or terminate the Notice Period at any time and for any reason or for no reason, in which case the Separation Date shall be the date on which Employer notifies Employee of such waiver or termination.

(d)	Employee may terminate his employment with Good Reason within ninety (90) days following the occurrence of any condition constituting Good Reason; provided that (i) Employee has first provided notice to Employer specifying in reasonable detail the condition giving rise to the Good Reason, (ii) Employee has provided Employer with a period of thirty (30) days to remedy the condition (and the notice so specifies), and (iii) Employer has failed to remedy the condition within this thirty (30)-day period.

(e)	Employer and Employee may terminate Employee’s employment with Employer pursuant to Section 2.

9. Severance Benefits.

(a)	In the event of the termination of Employee’s employment, for any reason, Employee shall be entitled to any Accrued Obligations.

(b)	In the event that Employer terminates Employee’s employment without Cause or Employee resigns with Good Reason, subject to Section 9(c) and Employee’s compliance with Sections 10, 11, and 12, Employee shall be entitled to severance pay in an amount equal to the Annual Base Salary in effect on the Commencement Date multiplied by the number of years or partial years remaining prior to the Term End Date (as it may be extended pursuant to Section 2), payable in twenty-four (24) equal monthly installments commencing on the first business day coincident with or next following the sixtieth (60th) calendar date following Employee’s termination of employment. If Employee dies during such twenty-four (24)-month period, all remaining eligible benefits under this section shall be paid to Employee’s designated beneficiary (or if no beneficiary has been designated, then to Employee’s estate).

(c)	Any severance pay to be paid pursuant to Section 9(b) is subject to and conditioned upon Employee signing and delivering (and not revoking) to

Employer a general release and waiver (in a form reasonably acceptable to Employer), waiving all claims Employee may have against Employer, its parents, subsidiaries, successors, assigns, affiliates, and their respective executives, officers and directors relating to Employee’s employment with Employer.

(d)	Notwithstanding any other provision of this Agreement to the contrary, if payments under this Agreement, together with any other payments received or to be received by Employee in connection with a “change in control” (for purposes of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)) would cause any amount payable to Employee to be nondeductible for federal income tax purposes pursuant to Section 280G of the Code, then the payments and benefits under this Agreement shall be reduced (but not to an amount less than zero) to the extent necessary so as to maximize payments to Employee without causing any amount to become nondeductible. Employee shall determine the allocation of such reduction among payments to Employee.

(e)	Notwithstanding any other provision of this Agreement to the contrary, any payments made to Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) and any regulations promulgated thereunder, including 12 C.F.R. Part 359.

(f)	For purposes of this Agreement:

(A)	“Accrued Obligations” means (i) any base salary that Employee has earned but not been paid during or prior to Employee’s termination of employment, (ii) any business expenses that are reimbursable under Section 5 that were incurred by Employee as of Employee’s termination of employment but have not been reimbursed on the date of termination, subject to the submission of any required substantiation and documentation, and (iii) any payments or benefits to which Employee or his beneficiary or estate is entitled under the terms of any applicable employee benefit plan.

(B)

“Cause” means Employee’s personal dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. Employee shall not be deemed to have been terminated with Cause unless and until there shall have been delivered to Employee a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting or meetings of the

Board called and held for such purpose (after reasonable notice to Employee and an opportunity for Employee, together with Employee’s counsel, to be heard before the Board), stating that in the good faith opinion of the Board, Employee has engaged in conduct described in the preceding sentence and specifying the particulars thereof in detail. For purposes of this section, the term “incompetence” shall mean inability, as determined by the Board in its reasonable judgment, to perform stated duties.

(C)	“Good Reason” means the occurrence of any of the following without Employee’s express written consent:

(1)	assignment to Employee of a title other than Executive Vice President;

(2)	unless required by regulatory authorities, reduction of the Annual Base Salary of Employee;

(3)	a material breach this Agreement by Employer; or

(4)	a requirement that Employee relocate his principal business office outside of the Los Angeles-Orange County metropolitan areas.

10. Nonsolicitation.

(a)	Unless otherwise agreed in writing, during the term of this Agreement, and for a period of twenty-four (24) months following a termination of Employee’s employment with Employer entitling Employee to severance pay under Section 9(b), Employee shall not induce or attempt to induce any individual or entity who was an employee, agent or independent contractor of Employer or any of its affiliates during the period of Employee’s employment hereunder to discontinue providing services to Employer or any of its affiliates.

(b)	Unless otherwise agreed in writing, during the term of this Agreement, and for a period of twenty-four (24) months following a termination of Employee’s employment with Employer entitling Employee to severance pay under Section 9(b), Employee shall not, and will not assist any other person to (i) hire or solicit for hiring any employee of Employer or any of its affiliates or seek to persuade any employee of Employer or any of its affiliates to discontinue employment or (ii) solicit or encourage any independent contractor providing services to Employer or any of its affiliates to terminate or diminish its relationship with them.

11. Nondisclosure of Confidential Information. Employee acknowledges that Employer and its affiliates may disclose confidential information to Employee during the term of this Agreement to enable him to perform his duties hereunder. Employee hereby covenants and agrees that, except as required by law, regulatory directive or judicial order, he will not, without the prior written consent of Employer, during the term of this Agreement or at any time thereafter, disclose or permit to be disclosed to any third party by any method whatsoever any of the confidential information of Employer or any of its affiliates. For purposes of this Agreement, “confidential information” shall include, but not be limited to, any and all records, notes, memoranda, data, ideas, processes, methods, techniques, systems, formulas, patents, models, devices, programs, computer software, writings, research, personnel information, customer information, financial information of Employer or any of its affiliates, plans, or any other information of whatever nature in the possession or control of Employer which has not been published or disclosed to the general public, or which gives to Employer or any of its affiliates an opportunity to obtain an advantage over competitors who do not know of or use it. Employee further agrees that if his employment hereunder is terminated for any reason, he will leave with Employer and will not take originals or copies of any and all records, papers, programs, computer software and documents and all matter of whatever nature containing secret or confidential information of Employer or any of its affiliates. The foregoing covenants will not prohibit Employee from disclosing confidential or other information to other employees of Employer or to third parties to the extent that such disclosure is necessary to the performance of his duties under this Agreement.

12. Intellectual Property. Employee agrees promptly to reduce to writing and to disclose and assign, and hereby does assign, to Employer, its subsidiaries, successors, assigns and nominees, all inventions, discoveries, improvements, copyrightable material, trademarks, programs, computer software and ideas concerning the same, capable of use in connection with the business of Employer or any of its affiliates, which Employee may make or conceive, either solely or jointly with others, during the period of his employment by Employer, its subsidiaries or successors. Employee agrees, at Employer’s expense, that upon a request by Employer, to execute, acknowledge and deliver to Employer all such papers, including applications for patents, applications for copyright and trademark registrations, and assignments thereof, as may be necessary, and at all times to assist Employer, its parent, subsidiaries, successors, assigns and nominees in every proper way to patent or register said programs, computer software, ideas, inventions, discoveries, improvements, copyrightable material or trademarks in any and all countries and to vest title thereto in Employer, its parent, subsidiaries, successors, assigns or nominees. Upon a request by Employer, Employee will promptly report to Employer all discoveries, inventions or improvements of whatsoever nature conceived or made by him at any time he was employed by Employer, its parent, subsidiaries or successors. All such discoveries, inventions and improvements which are applicable in any way to Employer’s business shall be the sole and exclusive property of Employer.

13. Additional Remedies. Employee recognizes that his services hereunder are of a personal, special, unique and extraordinary character and irreparable injury will result to Employer and to its business and properties in the event of any breach by Employee of any of the provisions of Sections 10, 11 or 12, and that Employee’s continued employment is predicated on the commitments undertaken by him pursuant to such Sections. In the event of any breach of any of Employee’s commitments pursuant to Sections 10, 11 and 12, Employer shall be entitled, in addition to any other remedies and damages available, to injunctive relief to restrain the violation of such commitments by Employee or by any person or persons acting for or with Employee in any capacity whatsoever.

14. Section 409A.

(a)	Notwithstanding anything to the contrary in this Agreement, if at the time of Employee’s termination of employment, Employee is a “specified employee” within the meaning of Section 409A of the Code and the regulations and guidance of general applicability issued thereunder (“Section 409A”), any and all amounts payable under Section 9(b) that constitute “nonqualified deferred compensation” under Section 409A and would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6)-month period or, if earlier, upon Employee’s death, in each case, with interest from the date on which payment would otherwise have been made, calculated at the applicable federal rate provided under Section 7872(f)(2)(A) of the Code. If Employee receives compensation under Section 9 that can in part be treated as paid under a “separation pay plan” described in Treasury Regulations Section 1.409A-1(b)(9), then, to the extent permitted under Section 409A, such compensation shall be treated as first made from the separation pay plan.

(b)	For purposes of Section 9, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Treasury Regulations Section 1.409A-1(h) after giving effect to the presumptions contained therein).

(c)	Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(d)	Any amount that Employee is entitled to be reimbursed or to have paid on his behalf under this Agreement that would constitute nonqualified deferred compensation subject to Section 409A shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect Employee’s right to reimbursement of any such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

15. Adjustments to Comply with Final Interagency Guidance on Sound Incentive Compensation Policies. Notwithstanding anything herein to the contrary, the compensation or benefits provided under this Agreement are subject to modification, as necessary to comply with requirements imposed by the Company’s Board of Directors to comply with the “Final Interagency Guidance on Sound Incentive Compensation Policies” issued on an interagency basis by the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation and the Office of Thrift Supervision, effective June 25, 2010, or any amendment, modification or supplement thereto, which shall be deemed to include, without limitation, any rules adopted pursuant to Section 956 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

16. Provisions Required By Law. Notwithstanding anything herein to the contrary, any provisions that are now or are in the future required by applicable law, rule, regulation or regulatory guidance or policy of general applicability to be included in this Agreement that are not expressly stated herein (including, without limitation, any provisions so required under 12 C.F.R. Section 163.39) shall be deemed to be a part of this Agreement as fully as if such provisions were expressly stated herein.

17. No Duplication of Employer Obligations. With respect to any payments or other compensation to be provided hereunder by Employer, the provision of such payments or other compensation by any subsidiary or affiliate of the Company shall be deemed to reduce, to the same extent, the obligation of the Company to provide such payments or other compensation, and vice versa.

18. Assignment; Benefit. No party shall have the right to assign this Agreement or any rights or obligations hereunder without the consent of the other party; provided, however, that Employer may assign its rights and obligations hereunder (i) to any entity controlled by, under the control of, or under common control with, Employer (as long as such entity is no less capable of fulfilling the obligations of Employer hereunder), or (ii) to any successor to Employer upon any liquidation, dissolution or winding up of Employer, upon any merger or consolidation of Employer or upon any sale of all or substantially all of the assets of Employer (as long as such successor is capable of fulfilling the obligations of Employer hereunder).

19. Waiver. Failure of any party hereto at any time to require performance by any other party of any provision of this Agreement shall in no way affect the rights of such first party to require performance of that provision, and any waiver by any party hereto of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any rights under this Agreement.

20. Severability. If any clause, phrase, provision or portion of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable under any applicable law, such event shall not affect or render invalid or unenforceable the remainder of this Agreement and shall not affect the application of any clause, provision or portion hereof to other persons or circumstances.

21. Benefits. The provisions of this Agreement shall inure to the benefit of Employer, its successors and assigns, and shall be binding upon Employer and Employee, its and his heirs, personal representatives and successors, including, without limitation, Employee’s estate and the executors, administrators or trustees of such estate.

22. Governing Law. To the extent not governed by the federal laws of the United States of America, this Agreement shall be construed and enforced in accordance with the laws of the State of California. Any dispute between the parties hereto not relating to the enforcement of Section 10, 11 or 12 shall be settled by arbitration in California in accordance with the then applicable rules of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

23. Notices. All notices, requests, demands and other communications in connection with this Agreement shall be made in writing and shall be deemed to have been given when delivered by hand or two (2) business days after mailing at any general or branch United States Post Office, by registered or certified mail postage prepaid, addressed as follows, or to such other address as shall have been designated in writing by the addressee:

If to Employer:

Banc of California, Inc.

18500 Von Karman, Suite 1100

Irvine, California 92612

Attention: General Counsel

If to Employee:

At Employee’s last address in the records of Employer.

24. Entire Agreement. This Agreement sets forth the entire understanding of the parties and supersedes all prior agreements, arrangements, and communications, whether oral or written, pertaining to the subject matter hereof (including, without limitation, the Offer Letter, dated as of July 28, 2015, by and between Employer and Employee), and this Agreement shall not be modified or amended except by written agreement of Employer and Employee.

25. Captions. The headings and captions hereof are for convenience only and shall not affect the construction of this Agreement.

26. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute but one and the same instrument.

27. Construction. Employer and Employee acknowledge that this Agreement was the result of arms-length negotiations between sophisticated parties, each represented by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

28. Survival. The obligations contained in this Agreement shall survive the termination of Employee’s employment with Employer or expiration of this Agreement as necessary to carry out the intentions of the parties as described herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

BANC OF CALIFORNIA, INC.

By:	/s/ Steven A. Sugarman
Name: Steven A. Sugarman
Title: Chairman, President and Chief Executive Officer

EMPLOYEE

/s/ James J. McKinney
James J. McKinney

[Signature Page to McKinney Employment Agreement]